Exhibit (n) Consent of Independent Registered Public Accounting Firm for VUL 6 v3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Post-Effective Amendment No. 19 to the Registration Statement on Form N-6 (No.333-227506) (the “Registration Statement”) of our report dated February 19, 2026 relating to the consolidated financial statements of RiverSource Life Insurance Company and consent to the use in the Registration Statement of our report dated April 24, 2026 relating to the financial statements of each of the divisions of RiverSource Variable Life Separate Account indicated in our report, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
April 24, 2026